Pricing Supplement No. 25 dated November 2, 1999              Rule 424(b)(3)
(To Prospectus dated April 1, 1996                            File No. 33-58887
and Prospectus Supplement dated April 1, 1996)

                           COLGATE-PALMOLIVE COMPANY

                     Medium-Term Notes - Fixed Rate Notes

                                   Series C

    We are hereby offering to sell Notes having the terms specified below to you with the assistance of the agents named below, each acting as principal.
The Notes are being offered by the agents at a fixed initial public offering price of 100% of the principal amount.

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
Principal Amount:       $150,000,000                Original Issue Date:   November 5, 1999
Interest Rate:          6.58% per annum             Net Proceeds to Colgate-Palmolive:  $149,475,000
Stated Maturity Date:   November 5, 2002            Agents' Discount or Commission:         $525,000


Interest Payment Dates: Colgate-Palmolive will pay interest on the Notes in
                        U.S. dollars on the fifth day of May and November of each year, commencing May 5, 2000, up to November 5, 2002.

Redemption:             The Notes may not be redeemed by Colgate-Palmolive
                        prior to the stated maturity date.

Optional Repayment:     The Notes cannot be repaid at the option of the holder
                        thereof prior to the stated maturity date.

Specified Currency:     U.S. dollars

Form: The Notes are being issued in fully registered book-entry form.

Other provisions:

Use of Proceeds:

         The net proceeds from the sale of the Notes will be used by Colgate-Palmolive to retire commercial paper which was issued by Colgate-Palmolive for general corporate purposes and working capital. As of November 2, 1999, Colgate-Palmolive's outstanding commercial paper had a weighted average interest rate of 5.3305% with maturities ranging from 2 to 59 days.

Agents:       x     Chase Securities Inc.          x       Merrill Lynch & Co.

              x     Goldman, Sachs & Co.           x       J.P. Morgan & Co.

              x     Lazard Freres & Co. LLC        x       Salomon Smith Barney


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                  Each of the agents has severally agreed to purchase from
Colgate-Palmolive, and Colgate-Palmolive has agreed to sell to the agents, the principal amount of Notes set forth opposite the agent's name below:

         Name of Agent                               Principal Amount of Notes

Chase Securities Inc..............................          $25,000,000
Goldman, Sachs & Co...............................          25,000,000
Lazard Freres & Co. LLC...........................          25,000,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..........................          25,000,000
J.P. Morgan Securities Inc........................          25,000,000
Salomon Smith Barney Inc..........................          25,000,000
                                                            ----------
                                                          $150,000,000
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